Exhibit 10.1

By E-mail

April 7, 2016

Dr. Geoffrey F. Cox
480 Beacon St., #1
Boston, MA  02115

Dear Geoff:

Re:                             Employment Agreement Amendment

Further to our recent discussions, this letter confirms our agreement to amend your Employment Agreement dated October 23, 2014 and amended April 21, 2015 and October 8, 2015 (the “Employment Agreement”).

Paragraph 1.1 of your Employment Agreement currently provides for an 18 month term of employment ending on April 22, 2016.  We agree to amend your Employment Agreement to extend the term of your Employment Agreement to 24 months from the Commencement Date.

The capitalized terms that are not defined in this letter have the same meaning as the same capitalized term in your Employment Agreement.

Except as and only to the extent amended by this letter, your Employment Agreement will continue to apply to your employment with QLT Inc. and all remaining terms of the Employment Agreement will remain unchanged.

Please confirm your agreement to this amendment to your Employment Agreement by signing where indicated below and returning to us a copy of this letter.

If you have any questions, please contact me.

Yours truly.

QLT Inc.

/s/ Jeffrey Meckler	April 7, 2016
Mr. Jeffrey Meckler
Director

I confirm that I have agreed to the amendments to my Employment Agreement dated October 23, 2014 and amended April 21, 2015 and October 8, 2015 on the terms as set out above.

/s/ Geoffrey F. Cox	April 7, 2016
Dr. Geoffrey F. Cox
Director